Exhibit 10.77

Confidential

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2023 (the “Effective Date”), by and between uniQure, Inc., 113 Hartwell Avenue, Lexington, MA 02421 (the “Company”) and Jeannette Potts, Ph.D., J.D., an individual residing at [***] (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to employ Executive as its Chief Legal and Compliance Officer;

WHEREAS, Executive wishes to be employed by the Company and to serve in such capacity under the terms and conditions set forth in this Agreement; and

WHEREAS, the awards of equity provided in Section 8 (“Equity”) of this Agreement is a material inducement to the Executive in entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows.

1.Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment by the Company, as a full-time employee for the period and upon the terms and conditions contained in this Agreement. Any prior agreement related to the employment of Executive (whether written or oral) is hereby terminated as of the Effective Date.

2.Term. Executive’s term of employment with the Company under this Agreement shall begin on the Effective Date and shall continue in force and effect from year to year unless terminated earlier in accordance with Section 19 (the “Term”).

3.Position and Duties. During the Term, Executive shall serve the Company as its Chief Legal and Compliance Officer, reporting directly to the uniQure Chief Executive Officer (the “CEO”). Executive’s duties will include but not be limited to:

●	Serve as the principal strategic legal advisor to the Company, the CEO, and Senior Management Team.
●	Provide objective advice to Board of Directors in exercise of its fiduciary duties.
●	Be responsible for overseeing corporate governance and compliance work related to a publicly traded company.
●	Advise the Chief Financial Officer (the “CFO”) on the legal aspects of the Company’s financial transactions and structure.
●	Advise the executive team on the legal aspects of licensing, joint venture, or other collaboration transactions.
●	Advise Human Resources on employment and regulatory matters on a multi-state level.

●	As Secretary, subject to appointment to such position by the Board of Directors, oversee the planning and coordination of board meetings and annual stockholder meetings.
●	Prepare all Board minutes and resolutions to ensure compliance with corporate laws and governance guidelines;
●	Advise and assist the Board with the development, implementation and maintenance of various compliance initiatives and corporate governance policies and practices including committee charters, insider trading policy, ethics policy, etc.
●	Serve as chief legal advisor on all major business transactions. Ensure the timely drafting and negotiation of all business contracts so that the corporate objectives / strategic plans are met.
●	Review, draft, and with members of the executive team negotiate corporate transaction agreements and a wide range of domestic and international business agreements, including joint ventures, mergers and acquisitions, debt/equity financings, and other special projects requiring the advice and counsel of the Company’s chief legal officer.
●	Oversee the contracting process. Negotiate and structure major contracts and licensing agreements, supplier agreements, NDAs, and other commercial agreements. Supervise part-time operations legal counsel and other legal staff.
●	Prepare and/or review contracts involving patents, leases, capital investments/purchases, employment, insurance, CRO, manufacturing and key supply agreements, etc.
●	Advise on employment matters, including compliance, termination decisions and investigations as required.
●	Assist in preparing periodic and annual reports and other securities law filings under the Securities Exchange Act of 1934 and the Securities Act of 1933. Establish and reinforce disclosure procedures to support the CEO and CFO SOX certifications.
●	Review public disclosures for compliance with Reg FD and other securities laws.
●	Review the Company’s ‘34 Act filings prepared by the Finance department; draft the annual proxy including compensation committee’s CD&A.
●	Be responsible in conjunction with the CFO for stock plan administration, including Section 16 filings.
●	Participate in the definition and development of corporate policies, procedures and programs and provide continuing counsel and guidance on legal and compliance matters.
●	Assume responsibility for advising the Company on the conduct of its business to comply with applicable state, federal, and local laws and regulations that materially may affect the Company’s business interests.
●	Analyze and evaluate the potential legal risks and likely outcomes of threatened or filed legal claims against or on behalf of the company, work with the appropriate senior executive(s) to define a strategic course of action and approve settlements of disputes where warranted.

Jeanette Potts
Employment Agreement	2	Initials

●	Make decisions to manage the Company’s legal department, including roles, staffing, functions, and hiring of employees, inside and outside counsel and other necessary advisors and/or consultants.
●	Any other duties as may from time to time be reasonably assigned to you by the Company, and any other duties as may from time to time be assigned to you by the CEO and which are consistent with Executive’s status as a senior executive and the Company’s chief legal officer.

Executive will perform other duties consistent with the job description previously provided and as may be customarily provided by a person in such position.

4.During the Term, Executive shall devote full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of Executive’s duties and responsibilities as an employee of the Company. Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

5.During the Term, Executive shall not be engaged in any business activity which, in the judgment of the Company, conflicts with Executive’s duties hereunder, whether such activity is pursued for pecuniary advantage. Should Executive wish to provide any services to any other person or entity other than the Company or to serve on the board of directors of any other entity or organization, Executive shall submit a written request to the Company for consideration and approval by the Company, which approval shall not unreasonably be withheld. If the Company later makes a reasonable, good faith determination that Executive’s continued service on another entity’s board would be detrimental to the Company, it will give Executive thirty (30) days’ written notice that it is revoking the original approval, and Executive will resign from the applicable board within thirty (30) days after receipt of such notice. Notwithstanding the foregoing, Executive may engage in civic and charitable organizations and manage Employee’s personal and business affairs during normal business hours provided such activities do not, individually or collectively, interfere with the performance of his duties hereunder.

6.Location. Executive shall perform the services hereunder from the Company’s USA headquarters at 113 Hartwell Avenue, Lexington MA, USA; provided, however, that Executive shall be required to travel from time to time for business purposes, including, without limitation, to the Company’s facilities in Amsterdam, Netherlands.

7.Compensation and Benefits.

(a)

Base Salary. For all services rendered by Executive under this Agreement, the Company will pay Executive a base salary at the annual rate of four hundred sixty-five thousand dollars ($465,000), which shall be reviewed annually by the CEO for adjustment (the base salary in effect at any time, the “Base Salary’’). Executive’s Base Salary shall be paid in bi-weekly installments, less withholdings as required by law and deductions authorized by Executive, and payable pursuant to the Company’s regular

Jeanette Potts
Employment Agreement	3	Initials

payroll practices in effect at the time and as may be changed from time to time, subject to the terms of this agreement.

(b)

Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company, Executive shall be eligible for a target retention and performance bonus of up to forty percent (40%) of the annual Base Salary based on performance and the Company’s performance and financial condition during the applicable calendar year, as determined by the Company in its sole discretion (a “Bonus”). In any event, Executive must be an active employee of the Company as of the 1st of October of the relevant calendar year and on the date the Bonus is distributed to be eligible for and to earn any Bonus, as it also serves as an incentive to remain employed by the Company.

8.Equity. Subject to Board of Directors approval at the next regularly scheduled uniQure N.V. Board meeting after the execution of this Agreement and commencement of employment, Executive shall be granted:

(a)	Forty-seven thousand one hundred (47,100) restricted stock units of uniQure N.V. (RSUs), such RSUs vesting pro-rata on each of the first three anniversaries of the grant date; and
(b)

an option to purchase eighty-one thousand three hundred (81,300) ordinary shares ofuniQure N.V., having an exercise price as of the closing share price on the date of grant, such option vesting over a period of four years, with one-quarter of the shares vesting on the first anniversary of the grant date and the remaining shares vesting quarterly on a pro-rata basis during the remainder of the vesting period.

Each grant of options and RSUs shall be granted as inducement grants pursuant to a plan separate and distinct from the Company’s 2014 Share Incentive Plan, as amended, and the terms will otherwise reflect the standard terms and conditions contained in the Company’s standard equity grant agreements. The grants will be approved by the Board of Directors ofuniQure N.V. not later than at its next regularly scheduled meeting. If the Board fails to make the grant at such regularly scheduled meeting or within a reasonable time thereafter, it shall be deemed a Good Reason event under Section 19(f) hereof. The Executive will be eligible for future equity grants pursuant to the Company’s policies and procedures. Any additional grants during the first year of employment (not including those provided above) will be prorated based on hire date, and all future grants of equity shall be subject to the provisions of this Agreement, including, without limitation, Sections 17 (Change of Control) and 19 (Termination).

9.Retirement and Welfare Benefits. Executive is eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that Executive is eligible under (and subject to all provisions of) the plan documents that govern those programs. These include medical, dental and disability insurances. Benefits are subject to change at any time in the Company’s sole discretion.

Jeanette Potts
Employment Agreement	4	Initials

10.Paid Time Off and Holidays. Executive is eligible for 4 weeks of paid vacation per calendar year (prorated for any partial year during the term) to be taken at such times as may be approved in advance by the Company. Executive is also entitled to all paid holidays observed by the Company in the United States. Executive shall have all rights and be subject to all obligations and responsibilities with respect to paid time off and holidays as are set forth in the Company’s employee manual or other applicable policies and procedures, which may provide for benefits greater than but not less than those provided in this Agreement.

11.Expense Reimbursement. During the Term, Executive shall be reimbursed by the Company for all necessary and reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder (including business trips to the uniQure Amsterdam headquarters). Executive shall keep an itemized account of such expenses, together with vouchers and/or receipts verifying the same and submit for reimbursement on a monthly basis. Any such expense reimbursement will be made in accordance with the Company’s travel and expense policies governing reimbursement of expenses as are in effect from time to time.

12.Withholding. All amounts set forth in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state, local and foreign withholding, payroll and other taxes, and the Company may withhold from any amounts payable to Executive (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

13.IP and Restrictive Covenants. The Company’s agreement to enter into this Agreement is contingent upon Executive’s execution of the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement, attached as Exhibit A to this Agreement. Nothing in this Agreement or the Confidentiality, Developments, and Restrictive Covenants Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and Executive does not need to notify the Company that Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

14.At-Will Employment. This Agreement shall not be construed as an agreement, either express or implied, to employ Executive for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and Executive remain

Jeanette Potts
Employment Agreement	5	Initials

free to end the employment relationship for any reason, at any time, with or without Cause or notice. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay Executive any compensation or grant Executive any benefit beyond the end of employment with the Company.

15.Conflicting Agreements. Executive acknowledges and represents that by executing this Agreement and performing Executive’s obligations under it, Executive will not breach or be in conflict with any other agreement to which Executive is a party or is bound, and that Executive is not subject to any covenants against competition or similar covenants that would affect the performance of Executive’s obligations for the Company.

16.No Prior Representations. This Agreement and its exhibits constitute all the terms of Executive’s hire and supersedes all prior representations or understandings, whether written or oral, relating to the terms and conditions of Executive’s employment.

17.Change of Control. In the event of a Change of Control as defined below, the vesting conditions that may apply to any options, restricted shares, restricted stock units, performance stock units or other grants of equity held by Executive pursuant to this Agreement and the Company’s Amended and Restated 2014 Share Incentive Plan will be automatically waived, and all the Stock Options will be deemed to be fully exercisable commencing on the date of the Change of Control and ending on the eighteen (18) month anniversary of the Change of Control or, if earlier, the expiration of the term of such Stock Options. For pmposes of this Agreement, “Change of Control” shall mean the date on which any of the following events occurs:

(a)

any “person,” as such tennis used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(b)

a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(c)

the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or

Jeanette Potts
Employment Agreement	6	Initials

merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

18.Reserved.

19.Termination. The Term shall continue until the termination of Executive’s employment with the Company as provided below.

(a)	Events of Termination. Executive’s employment, Base Salary and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate:
(i)	upon the death of Executive;
(ii)

upon the Disability of Executive (immediately upon notice from either party to the other). For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 120 consecutive days.

(iii)	upon termination of Executive for Cause;
(iv)	upon the resignation of employment by Executive without Good Reason (upon sixty (60) days’ prior written notice);
(v)	upon termination by the Company for any reason other than those set forth in Sections 19(a)(i) through 19(a)(iv) above;
(vi)	upon voluntary resignation of employment by Executive for Good Reason as described in Section 19(f), below;
(vii)	upon a Change of Control Termination as described in Section 19(g), below.

Jeanette Potts
Employment Agreement	7	Initials

(b)	In the event Executive’s termination occurs pursuant to Sections 19(a)(i) -
(i)

above, Executive will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including, without limitation, any Bonus or portion of a Bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind, unless otherwise provided herein. For purposes of this Agreement, Accrued Benefits shall mean (i) payment of Base Salary through the termination date, (ii) subject to the above and to Section 7(b), payment of any bonus for performance periods completed prior to the termination date, (iii) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); and (iv) payment of unreimbursed business expenses incurred by Executive.

(c)

For purposes of this Agreement, “Cause” shall mean the good faith determination by the Company after written notice from the Company to Executive that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to subsections (i) and (viii) below):

(i)	Executive has willfully or repeatedly failed to perform Executive’s material duties and such failure has not been cured after a period of thirty (30) days’ written notice;
(ii)

any reckless or grossly negligent act by Executive having the foreseeable effect of injuring the interest, business, or reputation of the Company, or any of its parents, subsidiaries, or affiliates in any material respect;

(iii)

Executive’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where Executive is working on behalf of the Company;

(iv)	the indictment on charges or conviction for (or the procedural equivalent of conviction for), or entering of a guilty plea or plea of no contest with respect to a felony;
(v)

the conviction for (or the procedural equivalent of conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Company’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud; except that, in the event that Executive is indicted on charges for a misdemeanor

Jeanette Potts
Employment Agreement	8	Initials

set forth in this subsection 19(c)(v), the Company may elect, in its sole discretion, to place Executive on administrative garden leave with or without continuation of full compensation and benefits under this Agreement during the pendency of the proceedings;

(vi)

conduct by or at the direction of Executive constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes);

(vii)	a breach by Executive of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing;
(viii)

a material breach by Executive of any material provision ofthis Agreement, any of the Company’s written employment policies or Executive’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of written notice of such breach from the Company, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Board; and

(ix)	any breach of Executive’s Confidentiality, Developments, and Restrictive Covenants Agreement.
(d)	The definition of Cause set forth in this Agreement shall govern for purposes of Executive’s equity compensation and any other compensation containing such a concept.
(e)

Notice Period for Termination Under Section 19(a)(iv). Upon a termination of Executive under Section 19(a)(iv), during the notice period the Company may, in its sole discretion, relieve Executive of all of Executive’s duties, responsibilities, and authority, may restrict Executive’s access to Company property, and may take other appropriate measures deemed necessary under the circumstances.

(f)

Termination by Executive for Good Reason. During the Term, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company for Good Reason. For purposes ofthis Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without Executive’s express prior written consent: (i) the material diminution in Executive’s responsibilities, authority and function; (ii) a material reduction in Executive’s Base Salary, provided, however, that Good Reason shall not

Jeanette Potts
Employment Agreement	9	Initials

be deemed to have occurred in the event of a reduction in Executive’s Base Salary which is pursuant to a salary reduction program affecting the CEO and all or substantially all other senior management employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees; provided, however that such reduction may not exceed twenty (20%) percent; (iii) a material change in the geographic location at which Executive provides services to the Company (i.e., outside a radius of fifty (50) miles from Lexington, Massachusetts); or (iv) a material breach by the Company of this Agreement or any other material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment, benefits or Executive’s compensation (each a “Good Reason Condition”).

“Good Reason Process” shall mean that: (i) Executive has reasonably determined in good faith that a Good Reason Condition has occurred; (ii) Executive has notified the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) Executive has cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) Executive terminates employment within sixty (60) days after the end of the Cure Period. If the Company cures to Executive’s satisfaction (not unreasonably withheld) the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)	Termination As A Result of a Change Of Control. For purposes of this Agreement, “Change of Control Termination” shall mean any of the following:
(i)

Any termination by the Company of Executive’s employment, other than for Cause (as defined in Section 19(c), above), that occurs within the period beginning ninety (90) days before and continuing until twelve (12) months after the Change of Control; or

(ii)	Any resignation by Executive for Good Reason (as defined in Section 19(f), above), that occurs within twelve (12) months after the Change of Control.
(iii)	For purposes of this Section 19(g), “Change of Control” shall have the same meaning as defined above in Section 17.
(h)

Separation Benefits. Should Executive experience a termination of employment during the Term pursuant to Section 19(a)(v), (vi) or (vii) above, in addition to the Accrued Benefits Executive shall also be entitled to:

Jeanette Potts
Employment Agreement	10	Initials

(i)	Lump Sum Severance Payment:
a.

In the case of a termination of employment during the Term pursuant to Section 19(a)(v) or (vi) above: a lump sum severance . payment equal to 100% of the sum of (A) Executive’s annual Base Salary and (B) Executive’s target Bonus amount pursuant to Section 7(b) hereof(i.e., forty percent (40%) of Executive’s annual Base Salary);

b.

In the case of a termination of employment during the Term pursuant to Section 19(a)(vii) above: a lump sum severance payment equal to 150% of the sum of (A) Executive’s annual Base Salary and (B) Executive’s target Bonus amount pursuant to Section 7(b) hereof (i.e., forty percent (40%) of Executive’s annual Base Salary);

(ii)

a Pro-rata Bonus paid at the target bonus amount for the year of termination, as set forth in and subject to Section 7(b); as used in this Agreement, the term “Pro-rata Bonus” shall mean the product of the formula Bx D/365 where B represents the target Bonus (i.e., i.e., forty percent (40%) of Executive’s annual Base Salary), and D represents the number of days elapsed in the calendar year through the date of the separation of Executive’s employment from the Company.

(iii)

Provided that Executive and Executive’s eligible dependents, if any, are participating in the Company’s group health, dental and vision plans on the termination date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will pay or reimburse Executive for Executive’s full COBRA premiums (i.e., employer and employee portion) until the earlier to occur of: (a) the expiration of the COBRA Payment Term (as defined below), (b) the date Executive becomes eligible to enroll in the health, dental and/or vision plans of another employer,

(i)

the date Executive (and/or Executive’s eligible dependents, as applicable) is no longer eligible for COBRA coverage, or (d) the Company in good faith determines that payments under this paragraph would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, “PPACA”). Executive agrees to notify the Company promptly if Executive becomes eligible to enroll in the plans of another employer or if Executive or any of Executive’s dependents cease to be eligible to continue participation in the Company’s plans through COBRA. “COBRA Payment Term” mean (x) in the case of a termination of employment during the Term pursuant to

Jeanette Potts
Employment Agreement	11	Initials

Section 19(a)(v) or (vi) above, the twelve (12) month anniversary of Executive’s termination date, and (y) in the case of a termination of employment during the Term pursuant to Section 19(a)(vii) above, the eighteen (18) month anniversary of Executive’s termination date.

To avoid duplication of severance payments, any amount paid under this subsection shall be offset against any severance amounts that may be owed by the Company to Executive pursuant to any of Company’s Change of Control guidelines as may be adopted or amended.

20.General Release of Claims. Notwithstanding any provision of this agreement, all severance payments and benefits described in Section 19 of this Agreement (except for payment of the Accrued Benefits) are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the 30th day following the termination date of a General Release of Claims by and between Executive (or Executive’s estate) and the Company in the form attached as Exhibit B to this Agreement. (In the event of Executive’s death or incapacity due to Disability, the release will be revised for signature accordingly.) Provided any applicable timing requirements set forth above have been met, the payments and benefits will be paid or provided to Executive as soon as administratively practicable (but not later than forty-five (45) days) following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a notice of revocation having been given. Any severance or termination pay will be the sole and exclusive remedy, compensation or benefit due to Executive or Executive’s estate upon any termination of Executive’s employment (without limiting Executive’s tights under any disability, life insurance, or deferred compensation arrangement in which Executive participates or at the time of such termination of employment or any Option Agreements or any other equity agreements to which Executive is a party). If such 45-day period spans two calendar years, payment will be paid after such 45-day period and revocation period have expired.

21.Certain Company Remedies. Executive acknowledges that Executive’s promised services and covenants are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.

22.Indemnification.

(a)

The Company agrees that Executive shall be entitled to indemnification to the fullest extent permitted by Delaware law and under the Company’s articles of incorporation, bylaws and any other corporate-related plan, program, or policy. In addition, for a period of at least three (3) years after

Jeanette Potts
Employment Agreement	12	Initials

Executive’s termination of employment, the Company shall maintain a directors and officers liability insurance policy under which Executive shall be included as a “Covered Person.”

(b)

In addition, and for the sake of clarity, the Company hereby specifically agrees that (i) if Executive is made a party, or is threatened to be made a party, to any “Proceeding” (defined as any threatened or actual suit or proceeding whether civil, criminal, administrative, investigative, appellate or other) by reason of the fact that (I) Executive is or was an employee, officer, director, agent, consultant or representative of the Company, or (2) is or was serving at the request of the Company as employee, officer, director, agent, consultant or representative of another person, or (ii) if any “Claim” (defined as any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacity or to the Company, then Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, except with respect to any costs, expenses, liabilities or losses (A) that were incurred of suffered as a result of Executive’s willful misconduct, gross negligence or knowing violation of any written agreement between Executive and the Company, (B) that a court of competent jurisdiction determines to have resulted from Executive’s knowing and fraudulent acts; provided, however, that the Company shall provide such indemnification only if (I) notice of any such Proceeding is given promptly to the Company, by Executive; (II) the Company is permitted to participate in and assume the defense of any such Proceeding; (III) such cost, expense, liability or loss results from the final judgment of a court of competent jurisdiction or as a result of a settlement entered into with the prior written consent of the Company; and (IV) in the case of any such Proceeding (or part thereof) initiated by Executive, such Proceeding (or part thereof) was authorized in advance in writing by the Company. Such indemnification shall continue even if Executive has ceased to be an employee, officer, director, agent, consultant, or representative of the Company until all applicable statute of limitations have expired, and shall inure to the benefit of Executive’s heirs, executors, and administrators. The Company shall pay directly or advance to Executive all costs and expenses incurred by Executive in connection with any such Proceeding or Claim (except for Proceedings brought by the Company against Executive for claims other than shareholder derivative actions) within 30 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if

Jeanette Potts
Employment Agreement	13	Initials

Executive was ultimately determined not to be entitled to indemnification against such costs and expenses.

23.Miscellaneous.

(a)

Right to Offset. The Company may offset any undisputed amounts Executive owes the Company at the time of Executive’s termination of employment (including any payment of Accrued Benefits or separation pay), except for secured or unsecured loans, against any amounts the Company owes Executive hereunder, subject in all cases to the requirements of Section 409A of the Code.

(b)

Cooperation. Executive agrees that, during and after Executive’s employment with the Company, subject to reimbursement of Executive’s reasonable expenses, Executive will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) in which Executive was in any way involved during Executive’s employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company, and at such times and places as reasonably acceptable to Executive and the Company. The Company, following Executive’s termination of employment, exercises commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.

(c)

Company Documents and Property. Upon termination of Executive’s employment with the Company, or at any other time upon the request of Company, Executive shall forthwith deliver to Company any and all documents, notes, notebooks, letters, manuals, prints, drawings, block diagrams, photocopies of documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, in the possession of or under the control of Executive that embodies any confidential information of the Company. Executive agrees to refrain from purging or deleting data from any Company-owned equipment, including email systems, in connection with Executive’s termination. To the extent that Executive possesses any data belonging to Company on any storage media owned by Executive (for example, a home computer’s hard disk drive, portable data storage device, etc.), Executive agrees that Executive will work cooperatively with the Company to return such data and ensure it is removed from Executive’s devices in a manner that does not adversely impact any personal data. Executive agrees not to take any steps to delete any Company data from any device without first obtaining Company’s written approval. Executive agrees to cooperate with Company if Company requests written or other positive confirmation of the return or destruction of such data from any

Jeanette Potts
Employment Agreement	14	Initials

personal storage media. Nothing herein shall be deemed to prohibit Executive from retaining (and making copies of): Executive’s personal non-business-related correspondence files; or (ii) documents relating to Executive’s personal compensation, benefits, and obligations, and documents reasonably necessary to prepare personal income tax returns.

(d)

Waivers. No waiver of any provision will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement does not prevent subsequent enforcement of that term or obligation. The waiver by any party of any breach of this Agreement does not waive any subsequent breach.

(e)

Section 409A. This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly, or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

Jeanette Potts
Employment Agreement	15	Initials

(f)

Governing Law; Consent to Exclusive Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman. The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to exclusive venue in any Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Agreement.

(g)

Notices. Any notices, requests, demands, and other communications described in this Agreement are sufficient if in writing and delivered in person or sent postage prepaid, by certified or registered U.S. mail or by FedEx/UPS to Executive at Executive’s last known home address and a copy by e-mail to Executive, or in the case of the Company, to the attention of the CFO or SVP HR, copy to the CEO at the main office of uniQure, N.V. Any notice sent by U.S. mail shall be deemed given for all purposes 72 hours from its deposit in the U.S. mail, or the next day if sent by overnight delivery.

(h)

Successors and Assigns. Executive may not assign this Agreement, by operation of law or otherwise, without the Company’s prior written consent. Without the Company’s consent, any attempted transfer or assignment will be void and of no effect. The Company may assign its rights under this Agreement if the Company consolidates with or merges into any other entity, or transfers substantially all its properties or assets to any other entity, provided that such entity expressly agrees to be bound by the provisions hereof. This Agreement will inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

(i)

Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(j)

Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

Jeanette Potts
Employment Agreement	16	Initials

(k)

Enforceability. If any portion or provision of the Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will not be affected, and each remaining portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(l)

Survival. Sections 13, 20, 21, and the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement (Exhibit A) and all other provisions necessary to give effect thereto, shall survive the termination of Executive’s employment for any reason.

(m)

Recoupment and Other Policies. All payments under this Agreement shall be subject to any applicable clawback and recoupment policies and other policies that may be implemented by the Board from time to time, including, without limitation, the Company’s right to recover amounts in the event of a financial restatement due in whole or in part to fraud or misconduct by one or more of the Company’s executives or in the event Executive violates any applicable restrictive covenants in favor of the Company to which Executive is subject.

(n)

Entire Agreement; Amendment. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto (including without limitation any prior employment agreements between the parties hereto); provided, however, that any agreements referenced in this Agreement or executed herewith are not superseded. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

(o)	Section Headings. The section headings in this Agreement are for convenience only, form no part ofthis Agreement and shall not affect its interpretation.

[This space intentionally left blank.]

Jeanette Potts
Employment Agreement	17	Initials

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

uniQure, Inc.

By:	/s/
Name: Matthew Kapusta
Title: Chief Executive Officer

EXECUTIVE

Jeannette Potts, Ph.D., J.D.

Jeanette Potts
Employment Agreement	18	Initials

Confidential

EXHIBIT A

UNIQURE, INC.

CONFIDENTIALITY, DEVELOPMENTS, AND

RESTRICTIVE COVENANTS AGREEMENT

Confidentiality, Development and
Restrictive Covenant Agreement	Page 19	Employee Initials

EXHIBIT B

GENERAL RELEASE OF CLAIMS

In exchange for the promises and benefits set forth in Section 19 of the Employment Agreement between uniQure, Inc. and Jeannette Potts, Ph.D., J.D. made as of [May 22, 2023], and to be provided to me following the Effective Date of this General Release, I, Jeanette Potts, on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1.On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge uniQure, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, parents, and assigns (collectively, the “Releasees”), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with or services performed for Releasees and/or tennination of my employment with or termination of my services performed for Releasees (collectively, “Claims”), including:

a.

Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Massachusetts Law Against Discrimination (M.G.L. c. 151B, et seq., and/or any other laws of the Commonwealth of Massachusetts related to employment or the separation from employment;

b.

Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA’’) and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release;

c.	Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance, or regulation; and/or
d.

Any other employment related claim whatsoever, whether in contract, tort, or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Releasees.

e.

Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary

Confidentiality, Development and
Restrictive Covenant Agreement	Page 20	Employee Initials

recovery should any government agency pursue any claims on my behalf that arose prior to the Effective Date of this General Release.

f.

I waive all rights to re-employment with the Releasees. If I do apply for employment with the Releasees, the Releasees and I agree that the Releasees need not employ me, and that if the Releasees declines to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever.

2.Release of Other Claims. I fully release, acquit, and forever discharge the Releasees from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees or any other liability of any kind whatsoever related to my employment, my employment agreement, my termination or the business of uniQure of which I have knowledge as of the time I sign this General Release.

3.I further acknowledge that I have received payment, salary, and wages in full for all services rendered in conjunction with my employment with uniQure, Inc., including payment for all wages, bonuses, and accrued, unused paid time off, and that no other compensation is owed to me except as provided herein. I specifically understand that this general release of claims includes, without limitation, a release of claims for alleged wages due, overtime or other compensation or payment including any claim for treble damages, attorneys’ fees and costs pursuant to the Massachusetts Wage Act and State Overtime Law M.G.L. c. 149, §§148, 150 et seq. and M.G.L. c. 151, §IA et seq. and I further acknowledge that I are unaware of any facts that would support a claim against the Released Parties for violation of the Fair Labor Standards Act or the Massachusetts Wage Act.

4.Notwithstanding anything to the contrary herein, nothing in this General Release shall be deemed to release any of the Releasees for: (i) any claim for the payment of compensation due under the Employment Agreement; (ii) any claim for any of the Accrued Benefits under the Employment Agreement; (iii) any claim for any separation benefit under Section 19 of the Employment Agreement including, without limitation, separation pay and accelerated vesting of stock options (as applicable and as defined in the Employment Agreement); or (iv) any rights to indemnification or coverage under a directors and officers liability insurance policy.

5.Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in my Confidentiality, Developments, and Restrictive Covenants Agreement remain in full force and effect and shall survive the termination of my employment with the Releasees and the execution of this General Release.

6.Consultation with Attorney. I am advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

7.Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release (or at least 45 days from the date I first received this

Confidentiality, Development and
Restrictive Covenant Agreement	Page 21	Employee Initials

General Release if my termination is part of a group reduction in force) during which to consider signing it.

8.Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Releasees in writing within 7 calendar days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 calendar days of the date I signed it and addressed to the then current address of uniQure, Inc.’s headquarters (to the attention of the CEO); orb) hand delivered within 7 days of execution of this General Release to the uniQure, Inc.’s CEO. This General Release will become effective on the 8th day after I sign it (the “Effective Date ofthis General Release”); provided that I have not timely revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

IN, WITNESS WHEREOF, I have duly executed this Agreement under seal as of the ___ day of _________ [month], __________ [year]

Jeannette Potts, Ph.D., J.D.

Confidentiality, Development and
Restrictive Covenant Agreement	Page 22	Employee Initials